Pricing Supplement No. 1177 To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated May 25, 2011; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$ 1,189,000 Tracker Notes Linked to the S&P 500® Total Return Index and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (EMERALD EM) due May 30, 2014
General
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The Tracker Notes (the “securities”) are designed for investors who seek a return at maturity that offers exposure to one times the appreciation or depreciation of the S&P 500® Total Return Index and two times the appreciation or depreciation of the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets, which provides investors with long exposure to daily volatility and short exposure to weekly volatility, in each case, of the iShares® MSCI Emerging Markets Index Fund, in order to capture the potential negative serial correlation of daily returns of the iShares® MSCI Emerging Markets Index Fund, reduced, in each case, by the respective adjustment factor. Investors will not receive any coupon payments and should be willing to lose some or all of their initial investment if either index depreciates or fails to appreciate sufficiently to offset the effect of the respective adjustment factors over the term of the securities. The securities will be redeemed early upon the occurrence of a Redemption Trigger Event (as described below), in which case investors will lose a significant portion, and may lose all, of their investment. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due May 30, 2014.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities priced on May 25, 2011 (the “Trade Date”) and are expected to settle on May 31, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch

Issue Price:	100% of the Face Amount

Basket:	The securities are linked to the performance of two indices, as set forth below (each, a “Basket Index” and, collectively, the “Basket Indices”).
	Basket Index	Ticker Symbol	Initial Reference Level
	S&P 500® Total Return Index (the “S&P 500® Total Return Index”)	SPTR	2,236.749
	Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets ( “EMERALD EM”)	DBVEMREM	210.55

Redemption Amount:	You will receive a cash payment on the Maturity Date or Redemption Trigger Payment Date, as applicable, per $1,000 Face Amount, calculated as follows:
$1,000 x	(	Final Basket Level	)
Initial Basket Level
The Redemption Amount will not be less than zero. Your investment will be fully exposed to any depreciation in the S&P 500® Total Return Index and two times any depreciation in EMERALD EM.

Initial Basket Level:	100

Basket Level:	On any trading day: 100 × (1 + S&P 500® Total Return Performance + (2 × EMERALD EM Performance))

Final Basket Level:	The Basket Level as determined by Deutsche Bank AG, London Branch on the Final Valuation Date or the Redemption Trigger Valuation Date, as the case may be.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-7 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$1,189,000.00	$8,917.50	$1,180,082.50
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate.  For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,189,000.00	$138.04

Deutsche Bank Securities
May 25, 2011

(Key Terms continued from previous page)
S&P 500® Total Return Performance:	(	Final Reference Level Initial Reference Level	) x	S&P 500® Total Return Adjustment Factor – 1

EMERALD EM Performance:	(	Final Reference Level Initial Reference Level	) x	EMERALD EM Adjustment Factor – 1

Initial Reference Level:	The closing level for the respective Basket Index on the Trade Date, as set forth in the table above.

Final Reference Level:
For purposes of calculating the Redemption Amount payable on the Maturity Date, the closing level for the respective Basket Index on the Final Valuation Date.
For purposes of calculating the Redemption Amount payable on the Redemption Trigger Payment Date, the closing level for the respective Basket Index on the Redemption Trigger Valuation Date.
For all other purposes, the closing level for the respective Basket Index on the applicable trading day.
In each case, the closing levels are subject to adjustment in the event of a Market Disruption Event††.

S&P 500® Total Return Adjustment Factor:	0.9925 - (0.001 × Days/365)

EMERALD EM Adjustment Factor:	1 – (0.01 × (Days / 365))

with respect to each Adjustment Factor, “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the Redemption Trigger Valuation Date (each, a “Valuation Date”), as applicable.

Redemption Trigger Level:	40

Redemption Trigger Event:
A Redemption Trigger Event occurs if the Basket Level on any trading day during the period from but excluding the Trade Date to and including the second trading day prior to the Final Valuation Date is less than the Redemption Trigger Level (such trading day, the “Redemption Trigger Valuation Date”). The securities will be redeemed by the Issuer for the Redemption Amount calculated as of the Redemption Trigger Valuation Date, with payment made on the date that is five business days after the Redemption Trigger Valuation Date (the “Redemption Trigger Payment Date”).

Trade Date:	May 25, 2011

Settlement Date:	May 31, 2011

Final Valuation Date:	May 27, 2014, subject to postponement in the event of a Market Disruption Event†

Maturity Date:	May 30, 2014, subject to postponement if such day is not a business day or in the event of a Market Disruption Event†

CUSIP / ISIN:	2515A1 6H 9 /US2515A16H98
† For more information regarding Market Disruption Events see “General Terms of the Securities – Market Disruption Events” herein.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following table illustrates the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of the S&P 500® Total Return Index and EMERALD EM, payable on the Maturity Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and assumes a period of 1,098 calendar days from the Trade Date to the Final Valuation Date. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as the case may be. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of this table and these examples, it is assumed that a Redemption Trigger Event does not occur. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities, and you may lose your entire investment in the securities.

	Index Performance Excluding Adjustment Factors	Index Performance Including Adjustment Factors
S&P 500® Total Return	60.00%	58.32%
EMERALD EM	40.00%	35.79%
Final Basket Level		229.896
Redemption Amount		$2,298.96
S&P 500® Total Return	0.03%	-1.02%
EMERALD EM	0.20%	-2.81%
Final Basket Level		93.350
Redemption Amount		$933.50
S&P 500® Total Return	20.00%	18.74%
EMERALD EM	-10.00%	-12.71%
Final Basket Level		93.324
Redemption Amount		$933.24
S&P 500® Total Return	-10.00%	-10.95%
EMERALD EM	-15.00%	-17.56%
Final Basket Level		53.940
Redemption Amount		$539.40

The following examples are for illustrative purposes only and assume Initial Reference Levels of 2,275.00 and 210.00 for the S&P 500® Total Return Index and EMERALD EM, respectively. These are not the actual Initial reference Levels as determined on the Trade Date.

Example 1: The Final Reference Level of the S&P 500® Total Return Index increases 60.00% to 3,360.00 from the Initial Reference Level of 2,275.00, and the Final Reference Level of EMERALD EM increases 40.00% to 294.00 from the Initial Reference Level of 210.00. Assuming a period of 1,098 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 229.896, calculated as follows:

Final Basket Level	=	100 x [1 + S&P 500® Total Return Performance + (2 x EMERALD EM Performance)]

	=	100 x [1 + ((3,640.00/2,275.00) x (0.9925 - (0.001 × 1,098/365)-1)) + (2 × ((294.00/210.00) × (1 – 0.01 × 1,098/365) – 1))]

	=	229.896

Accordingly, you would receive a Redemption Amount of $2,298.96 per $1,000.00 Face Amount, calculated as follows:

	=	$1,000	x	Final Basket Level
				Initial Basket Level
Redemption Amount	=	$1,000	x	229.896
				100
	=	$2,298.96

Example 2: The Final Reference Level of the S&P 500® Total Return Index increases 0.03% to 2,275.68 from the Initial Reference Level of 2,275.00, and the Final Reference Level of EMERALD EM increases 0.20% to 210.42 from the Initial Reference Level of 210.00. In this case, even though the Final Reference Levels of the S&P 500® Total Return Index and EMERALD EM are both greater than the Initial Reference Levels, you would receive a payment at maturity that is less than $1,000.00 Face Amount because the increases in the Final Reference Levels are not sufficient to offset the effect of the S&P 500® Total Return Adjustment Factor and the EMERALD EM Adjustment Factor. Assuming a period of 1,098 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 93.350, calculated as follows:

Final Basket Level	=	100 x [1 + S&P 500® Total Return Performance + (2 x EMERALD EM Performance)]

	=	100 x [1 + ((2,275.68/2,275.00) x (0.9925 - (0.001 × 1,098/365)-1)) + (2 × ((210.42/210.00) × (1 – 0.01 × 1,098/365) – 1))]

	=	93.350

Accordingly, you would receive a Redemption Amount of $933.50 per $1,000.00 Face Amount, calculated as follows:

	=	$1,000	x	Final Basket Level
				Initial Basket Level
Redemption Amount	=	$1,000	x	93.350
				100
	=	$933.50

Example 3: The Final Reference Level of the S&P 500® Total Return Index increases 20.00% to 2,730.00. from the Initial Reference Level of 2,275.00, and the Final Reference Level of EMERALD EM decreases 10.00% to 189.00 from the Initial Reference Level of 210.00. In this case, even though the Final Reference Level of the S&P 500® Total Return Index is significantly greater than the Initial Reference Level, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000.00 Face Amount because the increase in the level of the S&P 500® Total Return Index is offset by a greater and leveraged decrease in the level of EMERALD EM. Assuming a period of 1,098 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 93.324, calculated as follows:

Final Basket Level	=	100 x [1 + S&P 500® Total Return Performance + (2 x EMERALD EM Performance)]

	=	100 x [1 + ((2,730.00/2,275.00) x (0.9925 - (0.001 × 1,098/365)-1)) + (2 × ((189.00/210.00) × (1 – 0.01 × 1,098/365) – 1))]

	=	93.324

Accordingly, you would receive a Redemption Amount of $933.24 per $1,000.00 Face Amount, calculated as follows:

	=	$1,000	x	Final Basket Level
				Initial Basket Level
Redemption Amount	=	$1,000	x	93.324
				100
	=	$933.24

Example 4: The Final Reference Level of the S&P 500® Total Return Index decreases 10.00% to 2,047.50 from the Initial Reference Level of 2,275.00, and the Final Reference Level of EMERALD EM decreases 15.00% to 178.50 from the Initial Reference Level of 210.00. In this case, since the Final Reference Levels of the S&P 500® Total Return

Index and the EMERALD EM are less than the Initial Reference Levels, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000.00 Face Amount. Assuming a period of 1,098 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 53.940, calculated as follows:

Final Basket Level	=	100 x [1 + S&P 500® Total Return Performance + (2 x EMERALD EM Performance)]

	=	100 x [1 + ((2,047.50/2,275.00) x (0.9925 - (0.001 × 1,098/365)-1)) + (2 × ((178.50/210.00) × (1 – 0.01 × 1,098/365) – 1))]

	=	53.940

Accordingly, you would receive a Redemption Amount of $539.40 per $1,000.00 Face Amount, calculated as follows:

	=	$1,000	x	Final Basket Level
				Initial Basket Level
Redemption Amount	=	$1,000	x	53.940
				100
	=	$539.40

The following table illustrates the hypothetical Redemption Amount per $1,000 Face Amount on a hypothetical Redemption Trigger Payment Date for hypothetical performances of the S&P 500® Total Return Index and EMERALD EM. The hypothetical Redemption Amount set forth below assumes Initial Reference Levels of 2,275.00 and 210.00 for the S&P 500® Total Return Index and EMERALD EM, respectively, a Redemption Trigger Event occurs on August 15, 2011, which would also be the Redemption Trigger Valuation Date, August 22, 2011 is the Redemption Trigger Payment Date, and a period of 96 calendar days from the Trade Date to the Redemption Trigger Valuation Date. The hypothetical Redemption Amount set forth below is for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as the case may be. The numbers appearing in the following table and examples have been rounded for ease of analysis.

On the Day of Redemption Trigger Event (August 15, 2011) (also Redemption Trigger Valuation Date)			On Redemption Trigger Payment Date (August 22, 2011)
Final Reference Level (S&P 500® Total Return Index)	Final Reference Level (EMERALD EM)	Final Basket Level	Redemption Amount	Return on Securities
2,100.00	155.00	38.822	$388.22	-61.18%

The Final Reference Level of the S&P 500® Total Return Index decreases from the Initial Reference Level of 2,275.00 to 2,100.00 on August 15, 2011 and the Final Reference Level of EMERALD EM decreases from the Initial Reference Level of 210.00 to 155.00 on August 15, 2011. Assuming a period of 96 calendar days from the Trade Date to the Redemption Trigger Valuation Date, the Final Basket Level would be 38.822, calculated as follows:

Final Basket Level	=	100 x [1 + S&P 500® Total Return Performance + (2 x EMERALD EM Performance)]

	=	100 x [1 + ((2,100.00/2,275.00) x (0.9925 - (0.001 × 96/365)-1)) + (2 × (155.00/210.00 × (1 – 0.01 × 96/365) – 1))]

	=	38.822

In this case, assuming the Basket Level was never less than the Redemption Trigger Level prior to August 15, 2011, a Redemption Trigger Event would occur on August 15, 2011, making August 15, 2011 the Redemption Trigger Valuation Date and August 22, 2011 the Redemption Trigger Payment Date. Your securities will be redeemed early because the Basket Level is less than the Redemption Trigger Level on August 15, 2011.

Accordingly, you would receive a Redemption Amount of $388.22 per $1,000.00 Face Amount, calculated as follows:

	=	$1,000	x	Final Basket Level
				Initial Basket Level
Redemption Amount	=	$1,000	x	38.822
				100
	=	$388.22

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns when any positive S&P 500® Total Return Performance is combined with two times any positive EMERALD EM Performance in calculating the Redemption Amount. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer participation in the performance of the S&P 500® Total Return Index and EMERALD EM, each reduced by the respective adjustment factor. In the case of EMERALD EM, the investor is exposed to two times any appreciation or depreciation of such index. Any negative S&P 500® Total Return Performance when combined with two times any negative EMERALD EM Performance in calculating the Redemption Amount will result in an accelerated loss on your investment. Your payment at maturity or upon a Redemption Trigger Event will be further reduced by the S&P 500® Total Return Adjustment Factor and the EMERALD EM Adjustment Factor.

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POTENTIAL EARLY EXIT WITH MANDATORY LOSS DUE TO REDEMPTION TRIGGER FEATURE — The securities will be redeemed early by us if a Redemption Trigger Event occurs, in which case you will lose a significant portion, and may lose all, of your investment in the securities. Early redemption upon such a Redemption Trigger Event will be automatic, and you will be entitled only to the applicable Redemption Amount payable on the Redemption Trigger Payment Date based on the Final Basket Level on the Redemption Trigger Valuation Date, even if the Basket Indices subsequently appreciate. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any appreciation of the Basket that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF TWO INDICES — The return on the securities, which may be positive or negative, is fully exposed to the performance of two indices: the S&P 500® Total Return Index and EMERALD EM. Exposure to EMERALD EM is on a two-times leveraged basis.

S&P 500® Total Return Index

The S&P 500® Total Return Index is a measure of the total return of the stocks comprising the S&P 500® Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Index. The S&P 500® Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500® Total Return Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more information on the S&P 500® Total Return Index, see “The S&P 500® Total Return Index” in this pricing supplement.

The Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (EMERALD EM)

EMERALD EM tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the iShares® MSCI Emerging Markets Index Fund on a weekly rolling basis. EMERALD EM was created by Deutsche Bank AG (the “Index Sponsor”) on January 13, 2011 and is calculated, maintained and published by the Index Sponsor. EMERALD EM is denominated in U.S. dollars and its closing level was set to 100 on December 30, 2005, the Index Base Date.

For more information on the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets, see “EMERALD EM” in this pricing supplement.

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THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR ON THE REDEMPTION TRIGGER PAYMENT DATE — The payment at maturity or upon a Redemption Trigger Event will be reduced by the adjustment factors. The S&P 500® Total Return Adjustment Factor and the EMERALD EM Adjustment Factor are applied to the S&P 500® Total Return Performance and the EMERALD EM Performance, respectively, on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and will reduce the return on the securities regardless of whether the Final Reference Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, is greater than, less than or equal to the Initial Reference Level for either Basket Index. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Indices. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon a Redemption Trigger Event is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. Your investment will be fully exposed to 100% of any decline in the S&P 500® Total Return Index and 200% of any decline in EMERALD EM.  As the return on the securities is linked to the leveraged performance of EMERALD EM, a decline in the level of EMERALD EM could have a significant negative impact on the Basket Level and thus on your return. In particular, any positive performance of the S&P 500® Total Return Index may be offset by negative performance of EMERALD EM, which will be multiplied by two (2), and the Basket Level could decline very rapidly if both the S&P 500® Total Return Index and EMERALD EM decline simultaneously. In addition, the adjustment factors will reduce the Redemption Amount payable in respect of the securities, whether the performance of either index is positive or negative. You will lose some or all of your initial investment if the Final Basket Level is less than the Initial Basket Level, and your loss may be accelerated because your investment is fully exposed to any negative S&P 500® Total Return Performance and two times any negative EMERALD EM Performance, which performances are combined in calculating the Redemption Amount.

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YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF THE S&P 500® TOTAL RETURN INDEX AND TWO TIMES THE PERFORMANCE OF EMERALD EM — The Redemption Amount payable at maturity or upon early redemption will reflect any appreciation or depreciation of the S&P 500® Total Return Index and two times any appreciation or depreciation of EMERALD EM, in each case as measured from the Trade Date to the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and reduced by the respective adjustment factor. The performance of each Basket Index is combined in calculating the Redemption Amount, with the effect of magnifying losses if the levels of the Basket Indices decline or offsetting gains if the level of one Basket Index increases and the level of the other Basket Index declines. Because the securities are linked to EMERALD EM on a two-times leveraged basis, any negative performance of EMERALD EM will have a substantial effect on your return, even though the performance of the Basket is based on the appreciation or depreciation of the Basket as a whole.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the payment at maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Indices and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block

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transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the securities.

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THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON A REDEMPTION TRIGGER EVENT — The payment at maturity or upon a Redemption Trigger Event will be reduced because of the inclusion of an adjustment factor in the calculation of the performance of each Basket Index. The adjustment factor for the S&P 500® Total Return Index reduces the S&P 500® Total Return Performance by 75 basis points (.75%) plus approximately 10 basis points (0.10%) each year the securities remain outstanding. The adjustment factor for EMERALD EM reduces the EMERALD EM Performance by 1.00% each year the securities remain outstanding. Because of the two times leverage, the effect of the EMERALD EM Adjustment Factor is doubled, resulting in an overall reduction of 2.00% each year the securities remain outstanding. Accordingly, because the securities are linked to EMERALD EM on a two-times leveraged basis, the EMERALD EM Adjustment Factor will be magnified in calculating the Basket Level. The dollar amount by which the adjustment factors reduce the Redemption Amount increases as the Final Reference Levels of the Basket Indices increase. The S&P 500® Total Return Adjustment Factor and the EMERALD EM Adjustment Factor are applied to the S&P 500® Total Return Performance and the EMERALD EM Performance, respectively, on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and will reduce the return on the securities regardless of whether or not the Final Reference Level is greater than the Initial Reference Level for either Basket Index. At maturity, you will receive less than your original investment unless the sum of the S&P 500® Total Return Performance and two times the EMERALD EM Performance, taking into account the adjustment factors, is equal to or greater than zero.

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EMERALD EM STRATEGY RISK — The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an asset exhibiting negative serial correlation would under-represent the amount by which the asset moved during the week and realized volatility measured from daily returns of such an asset would exceed realized volatility measured from weekly returns. EMERALD EM reflects a strategy that aims to monetize any negative serial correlation exhibited by the shares of the iShares® MSCI Emerging Markets Index Fund (the “Fund Shares”) by periodically buying daily volatility and selling weekly volatility on the Fund Shares in equal notional amounts. EMERALD EM will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that any negative serial correlation of daily returns of the Fund Shares will exist at any time during the term of the securities and thus no assurance that EMERALD EM will appreciate during the term of the securities. EMERALD EM employs the methodology described herein under “EMERALD EM” to implement its underlying strategy. The return on your securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation of daily returns of the Fund Shares. You will not benefit from any results determined on the basis of any such alternative measure.

•
EMERALD EM CONTAINS EMBEDDED COSTS — Each sub-Index of EMERALD EM represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the Fund Shares less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.  Each week the notional amount of each sub-Index of EMERALD EM is reset based on the realized daily volatility over the past 3 months. The daily-observation volatility of each sub-Index is scaled by a factor of 0.97, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD EM.  Historically, this cost factor has been on average approximately 1.5 basis point (0.015%) per trading day.

•
THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. If a Redemption Trigger Event does not occur, at maturity, you will receive a positive return on your investment only if the Final Basket Level as measured on the Final Valuation Date exceeds the Initial Basket Level. Even if the Final Basket Level on the Final Valuation Date is greater than the Initial Basket Level, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

•
WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If a Redemption Trigger Event occurs, we will redeem the securities for the Redemption Amount on the Redemption Trigger Payment Date. The Redemption Amount payable on the Redemption Trigger Payment Date will be calculated using the Final Basket Level on the Redemption Trigger Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be

•
zero. If the Basket Level is less than the Redemption Trigger Level on any trading day from the Trade Date to the second trading day prior to the Final Valuation Date, a Redemption Trigger Event has occurred, your Redemption Amount will be determined on the Redemption Trigger Valuation Date and you will lose a significant portion of your initial investment and you may lose your entire initial investment. In addition, you will not benefit from any increase in the Basket Level that may occur after the Redemption Trigger Valuation Date, and you will not be able to hold your securities to maturity.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the market value of the securities declines.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE SPONSOR OF EMERALD EM ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of EMERALD EM. We, as Index Sponsor, will determine whether there has been a Market Disruption Event (as defined herein) with respect to EMERALD EM. In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of EMERALD EM. As the Index Sponsor, we carry out calculations necessary to promulgate EMERALD EM, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate EMERALD EM in the event the regular means of determining EMERALD EM are unavailable at the time a determination is scheduled to take place, and in determining whether to make an adjustment to the price of the Funds Shares to reflect the effect of certain corporate actions. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and EMERALD EM, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of EMERALD EM. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the sponsor of EMERALD EM may affect the Redemption Amount you receive at maturity or upon a Redemption Trigger Event, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Basket Indices, investment strategies reflected by the Basket Indices or any underlying components of the Basket Indices (or various contracts or products related to the Basket Indices or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the Basket Levels and, therefore, the value of the securities or the potential payout on the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the indices to which the securities are linked.

•
THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the levels of the Basket Indices on any day will affect the value of the securities more than any other single factor. While the value of the securities in the secondary market should vary in proportion to changes in the levels of the Basket Indices, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including: the volatility of the Basket Indices; the time remaining to maturity of the securities; the composition of the Basket Indices and any changes to the components or methodology of the Basket Indices; the currency markets generally; the value of Treasury Bills; interest and yield rates generally; monetary policies of the Federal Reserve Board and other central banks of various countries; inflation and expectations concerning inflation; the equity markets generally and any stock prices and dividend rates reflected in the Basket Indices; the financial condition and results of operations of any companies whose shares comprise the Basket Indices and conditions generally in the industries in which such companies operate; supply and demand for the securities; a variety of economic, financial, political, regulatory or

•	judicial events including wars, acts of terrorism; and natural disasters; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE CORRELATION AMONG THE BASKET INDICES COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Indices increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Indices, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Indices, meaning the positive performance of one Basket Index could be entirely offset by the negative performance of the other. The Basket Indices are unrelated, distinct indices, each employing its own methodology, as set forth in this pricing supplement. The levels of the Basket Indices may move in inconsistent directions at inconsistent rates. It is impossible to predict the performance of the Basket Indices during the term of the securities.

•
EMERALD EM HAS VERY LIMITED PERFORMANCE HISTORY — Calculation of EMERALD EM began on January 13, 2011. Therefore, EMERALD EM has very limited performance history and no actual investment which allowed tracking of the performance of EMERALD EM was possible before that date.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities, as prepaid financial contracts, that is described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

  The S&P 500® Total Return Index

We have obtained all information regarding the S&P 500® Total Return Index contained herein, including its make up, method of calculation, and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw−Hill Companies, Inc. (“S&P”).  S&P, which owns the copyright and all other rights to the S&P 500® Total Return Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Total Return Index. You should make your own investigation into the S&P 500® Total Return Index.

General

The S&P 500® Total Return Index is published by S&P. The S&P 500® Total Return Index is the total return version of the S&P 500® Index and is calculated in the same manner as the S&P 500® Index as described below; however, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P 500® Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P 500® Total Return Index, ordinary cash dividends are applied on the ex−dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special,” “extra,” “year−end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends. The S&P 500® Total Return Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend. The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500® component stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® component stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the component stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.

The S&P Indices Methodology

While S&P currently employs the following methodology to calculate the S&P Indices, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the return on the notes.

On March 21, 2005, S&P began to calculate the S&P Indices based on a half float-adjusted formula, and on September 16, 2005 the S&P Indices became fully float adjusted. S&P’s criteria for selecting stocks for the S&P Indices have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable” shares, that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders to a listed class without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF“) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the S&P Indices, the shares to be purchased are not significantly larger than the available float for the included class.

The S&P Indices are calculated using a base-weighted aggregate methodology: the level of the relevant S&P Index reflects the total market value of all component stocks relative to such S&P Index’s base period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P Indices is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Indices, it is the only link to the original base period level of the S&P Indices. The index divisor keeps the S&P Indices comparable over time and is the manipulation point for all adjustments to the S&P Indices.

S&P 500® Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P Indices are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced two to five days before they are scheduled to be implemented.

To prevent the level of the S&P Indices from changing due to corporate actions, all corporate actions which affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Indices remains constant. This helps maintain the level of the S&P Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Indices does not reflect the corporate actions of individual companies in the S&P Indices. All index divisor adjustments are made after the close of trading and after the calculation of the S&P Indices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in S&P Indices and do not require index divisor adjustments.

EMERALD EM

The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”) tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the iShares® MSCI Emerging Markets Index Fund (the “Fund”) on a weekly rolling basis.  EMERALD EM was created by Deutsche Bank AG, the Index Sponsor, on January 13, 2011 (the “Index Live Date”) and is calculated, maintained and published by the Index Sponsor.  The closing level of EMERALD EM was set to 100 on December 30, 2005 (the “Index Base Date”). EMERALD EM is denominated in U.S. dollars.

Investment Strategy and Index Construction

Investment Strategy

The tendency of daily returns of the price of an asset to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of the price of an asset exhibiting negative serial correlation would under-represent the amount by which the price of the asset moved during the week and realized volatility measured from daily returns of the price of such asset would exceed realized volatility measured from weekly returns.

EMERALD EM reflects a strategy that aims to monetize any negative serial correlation exhibited by the shares of the iShares® MSCI Emerging Markets Index Fund (the “Fund Shares”) by periodically buying daily volatility and selling weekly volatility on the Fund Shares in equal notional amounts. EMERALD EM will increase if daily realized volatility exceeds weekly realized volatility over a given week, and decrease under the opposite scenario.

Volatility is a statistical measure of the amount of movement of the price of an asset over a period of time and is the market standard for expressing the riskiness of an asset.  Volatility is generally calculated based on the natural logarithm of the return of an asset between each observation. Realized volatility is a calculation of this amount of movement historically from prices or levels of the asset observed periodically in the market over a set period.  The realized volatility is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, six-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a six-month period.

Variance is the square of volatility and is used in certain products in the over-the-counter (OTC) derivatives market in place of volatility due to mathematical properties that make it more convenient for financial institutions to value and hedge those products. EMERALD EM primarily uses variance in its calculations for this reason, but uses and refers to volatility as a standard reference measure consistent with market practice.

EMERALD EM Construction

EMERALD EM is a composite of five weekday sub-indices, one each for Monday, Tuesday, Wednesday, Thursday, and Friday, each beginning on a weekday and resetting on the corresponding weekday in the following week (each a “Sub-Index” and together the “Sub-Indices”).  Each Sub-Index represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the Fund Shares less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.

Each week, the notional amount of each Sub-Index is reset on its respective weekday to an amount such that the Sub-Index level would change by approximately 10% if the weekly-observation volatility is lower (resulting in a positive change to the index) or higher (resulting in a negative change to the index) than the daily-observation volatility by 15% of the volatility at resetting.  (This relationship is hypothetical and is impacted by the absolute levels at which the daily and weekly volatilities are realized over the period.  Higher volatilities result in a greater change; lower volatilities in a lesser change.)  The “volatility at resetting” is equal to the realized daily volatility over the past 3 months.

The daily observation volatility of each Sub-Index is scaled by a factor of 0.97, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD EM.  Historically, this cost factor has been on average approximately 1.5 basis points (0.015%) per trading day.

In calculating the variance over an applicable period, certain corporate actions may have an effect on the price of the Fund Shares and as a result, (i) if the ex-date of a cash or share distribution to be made by the Fund (i.e. the first day a buyer of Fund Shares would not be entitled to receive such distribution) occurs during that period, the price of the Fund Shares for each day during that period prior to the ex-date will be reduced by the value of such cash or share distribution, (ii) if the effective date of a share split or reverse-share split of the Fund occurs during that period, the price of the Fund Shares for each day during that period prior to the effective date will be adjusted based on the number of Fund Shares immediately before and after the share split or reverse-share split, (iii) if the effective date of a spin-off or split-off of part of the Fund occurs during that period, the price of the Fund Shares for the portion of the Fund that was not spun-off or split-off for each day during that period prior to the effective date will be adjusted based on the capital of the Fund immediately before and after the spin-off or split-off and (iv) if the Fund issues transferable rights or warrants to all holders of the Fund

Shares to subscribe for or purchase Fund Shares at an exercise price per share that is less than the closing price of the Fund Shares on the Trading Day before the ex-dividend date for the issuance and such ex-dividend date is during that period, the price of the Fund Shares for each day during that period prior to the ex-dividend date will be adjusted based on the discount to the market price of the Fund Shares, in each case to remove the effect such corporate actions would otherwise have on the price of the Fund Shares and the calculation of variance during that period.

Calculation of the EMERALD EM Closing Level

The EMERALD EM closing level for any Trading Day (as defined below) is calculated by adding to the EMERALD EM closing level as of the prior Trading Day the change in level of each Sub-Index from such prior day to the current day (with the Sub-Index level of the day prior to the first day of a weekly period being deemed to be 0).

The EMERALD EM closing level and the closing level for each of the Sub-Indices will be calculated by the Index Sponsor and rounded if necessary to the sixth decimal place, with 0.0000005 being rounded upwards. However, the EMERALD EM closing level will be rounded for publication if necessary to two decimal places, with 0.005 being rounded upwards (see “Availability and Publication of EMERALD EM closing levels and Adjustments” below).

The methodology described herein is subject to the provision set out in ”Change in Methodology of EMERALD EM” below.

Consequences of Disruptions

If a Disruption Event (defined below), a Force Majeure Event (defined below) or an Underlying Index Event (described below) occurs on any Trading Day, the Index Sponsor will determine in its reasonable discretion whether the occurrence or existence of such event is material in respect of the calculation and/or resetting of EMERALD EM. In the event that the Index Sponsor determines that the occurrence or existence of a Disruption Event, Force Majeure Event or Underlying Index Event is material, it will make such determinations and/or adjustments that in its reasonable discretion are required to take into account such event. In particular (and without limitation), the Index Sponsor in exercising its reasonable discretion, may:

i)
make such determinations and/or adjustments in relation to the terms of EMERALD EM as it considers reasonably appropriate to determine any relevant price or level and/or to calculate the EMERALD EM closing level on such Trading Day; and/or

ii)
defer the determination and publication of the EMERALD EM closing level until the next Trading Day on which the relevant Disruption Event, Force Majeure Event or Underlying Index Event ceases to exist; and/or

iii)
where such Trading Day would otherwise have been a reset date, delay the reset date until the next Trading Day on which the relevant Disruption Event, Force Majeure Event or Underlying Index Event ceases to exist; and/or

iv)
select (a) a successor fund that tracks the performance of the Underlying Index (or its Successor Index, defined below) to replace the Fund, (b) the Underlying Index (or its Successor Index) to replace the Fund, (c) a successor exchange to replace the applicable Relevant Exchange and/or (d) a Successor Index to replace the Underlying Index and, in each case, make such adjustments to EMERALD EM to reflect such selection as it determines reasonably appropriate; and/or

v)	permanently cease to determine, calculate and make available the EMERALD EM closing level and cancel EMERALD EM.

Index Sponsor

Unless otherwise provided and subject to “Change in Methodology of EMERALD EM” all determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Definitions

“Disruption Event” means, in respect of EMERALD EM, the Fund Shares, an Option, and/or the Underlying Index, on any day, an event (other than a Force Majeure Event or an Underlying Index Event) that would require the Index Sponsor to calculate the price of the Fund Shares, an Option price or the level of the Underlying Index or make any other determinations in respect of the Fund Shares, the relevant Option, the Underlying Index or EMERALD EM on an alternative basis were such event to occur or exist on a day which is a Trading Day (or, if different, the day on which the relevant price(s) for Fund Shares or an Option or the relevant level(s) of the Underlying Index in relation to the relevant Trading Day would, in the ordinary course, be published or announced by the Relevant Exchange or the Underlying Index Sponsor (as the case may be)).

Without limitation, each of the following may be a Disruption Event if so determined by the Index Sponsor:

(i)
"Change of Law or Rules" means there is a change in, or amendment to, the laws, rules or regulations relating to the Fund Shares or any Option or a change in any application or interpretation of such laws, rules or regulations.

(ii)
"De-Listing" means that the Relevant Exchange announces that pursuant to its rules, the Fund Share ceases (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason and is not immediately re-listed, re-traded or re-quoted on an exchange, trading system or quotation system acceptable to the Index Sponsor.

(iii)
"De Minimis Trading" means the number of any relevant Fund Shares or Options traded on the Relevant Exchange on any relevant Trading Day is materially reduced or liquidity in the Fund Shares or any relevant Option is otherwise reduced for any reason.

(iv)
"Disappearance of a Price" means (i) the failure of trading to commence, or the permanent discontinuation of trading in, the Fund Shares on the Relevant Exchange, (ii) the failure of trading to commence, or the permanent discontinuation of trading in, a relevant Option on the Relevant Exchange or (iii) the disappearance of, or of trading on, the Underlying Index.

(v)
"Hedging Disruption" means that Deutsche Bank AG and/or any of its affiliates would be unable, after using reasonable efforts, to: (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) necessary to hedge its position in relation to any securities issue or other relevant transactions relating to or calculated by reference to EMERALD EM, or (ii) realise, recover or remit the proceeds of any such transaction(s) or asset(s), or (iii) avoid incurring an additional liability for taxes of any nature (including, without limitation, any excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax), or any other charge or expense in respect of any such transaction(s) or asset(s) and such liability did not exist as of the Index Live Date;

(vi)
“Material Change in Circumstance" means the occurrence of any event beyond the control of the Index Sponsor which would make it impossible or not reasonably practicable, for a market counterparty to enter into or maintain or fulfil its obligations under the Fund Shares or any relevant Option on the Relevant Exchange or any other relevant trading market.

(vii)	"Material Change in Content" means the occurrence since the Index Live Date of a material change in the content, composition or constitution of the Fund or the Underlying Index.

(viii)
"Material Change in Formula or Determination" means the occurrence since the Index Live Date of a material change in the formula for or the method of calculating the Fund Share price, a relevant Option price or the relevant prices in relation thereto by the Relevant Exchange or any other relevant party, or a material modification of the Relevant Exchange's determination and/or dissemination of a Fund Share price, any Option price or the relevant prices in relation thereto.

(ix)
“Reorganization Event” means (i) the Fund Shares are reclassified or changed; (ii) the Fund has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding Fund Shares are exchanged for or converted into other property; (iii) a statutory share exchange involving the outstanding Fund Shares and the securities of another entity occurs; (iv) the Fund sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity; (v) the Fund is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; (vi) another entity completes a tender or exchange offer for all the outstanding Fund Shares or (vii) any other event occurs that has a diluting or concentrative or other effect on the theoretical value of the Fund Shares that is not otherwise considered herein.

(x)
"Tax Disruption" means the imposition of, change in or removal of any tax (including, without limitation, any excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax) on, or in relation to, Fund Shares or any relevant Option by any government or taxation authority after the Index Live Date, if the direct effect of such imposition, change or removal is to raise or lower the Fund Share price or an Option price on any relevant day from what it would have been without that imposition, change or removal.

(xi)
"Trading Limitation" means a limitation is imposed on trading by the Relevant Exchange or otherwise: (i) in Fund Shares on the Relevant Exchange, (ii) in a relevant Option on the Relevant Exchange or in any additional futures contract or options contract relating to the Underlying Index on any exchange, trading system or quotation system on which any such futures contracts or options contracts are traded, or (iii) relating to any constituents of the Underlying Index on any Relevant Exchange.

(xii)
"Trading Suspension" means the suspension of trading by the Relevant Exchange or otherwise: (i) in Fund Shares on the Relevant Exchange, (ii) in an Option on the Relevant Exchange or in any additional futures contract or options contract relating to the Underlying Index on any exchange, trading system or quotation system on which any such futures contracts or options contracts are traded, or (ii) relating to any constituents of the Underlying Index on any Relevant Exchange.

(xiii)
“Trading System Breakdown or Failure” means a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for Fund Shares, Options or any constituents of the Underlying Index during the principal trading session in such market are materially inaccurate.

(xiv)	"Unscheduled Exchange Non-Opening" means, on any day, one or more of the Relevant Exchanges does not open on a day when it was scheduled to be open for general business.

"Force Majeure Event" means an event or circumstance other than an Underlying Index Event (including, without limitation, a systems failure, fire, building evacuation, natural or man-made disaster, act of God, act of state, armed conflict, act of terrorism, riot or labour disruption or any similar intervening circumstance) that affects the calculations or determinations in respect of EMERALD EM, the Fund Shares, an Option, and/or the Underlying Index.

"Option" means an option (including any call or put option) or future on the Fund traded on the Relevant Exchange.

“Relevant Exchange” means, (i) in relation to the Fund Shares, the primary exchange, trading system or quotation system on which the Fund Shares are listed or traded or any successor to such exchange, trading system or quotation system, (ii) in relation to any Options, the primary organized exchanges, quotation systems or markets of trading such Options and (iii) in relation to the Underlying Index, the primary exchange, trading system or quotation system on which the constituents of the Underlying Index are listed or traded, each as determined by the Index Sponsor in its reasonable discretion.

“Trading Day” means a day, as determined by the Index Sponsor, on which the New York Stock Exchange and NASDAQ Stock Market, or in the case of an Option, the Chicago Board Options Exchange, are open for trading during their regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.

“Underlying Index” means the MSCI Emerging Markets Index.

"Underlying Index Event" means any of the following:

(i)	in respect of the Underlying Index:

(A)	(I)	the Underlying Index is not calculated or announced by the Underlying Index Sponsor but is calculated by a successor sponsor; or

(II)
the Underlying Index is replaced by a successor index (a "Successor Index") using the same or substantially similar formula for and method of calculation as used in the calculation of the Underlying Index, or

(B)	the Underlying Index Sponsor:

(I)	announces that it will make a material change in the formula for or the method of calculating the Underlying Index or in any other way materially modifies the Underlying Index;

(II)	permanently cancels the Underlying Index and no Successor Index exists; and/or

(III)	on any relevant Trading Day, fails to calculate and announce any relevant level of the Underlying Index; or

(ii)
the failure of the Relevant Exchange or the Underlying Index Sponsor to announce or publish any information necessary for determining the price of the Fund Shares, an Option price or the Underlying Index level (as the case may be),

(iii)
any announcement or publication is made by the Relevant Exchange of information necessary for determining the price of the Fund Shares and/or an Option price that is erroneous or insufficient for the determination of such price, or

(iv)	there is a temporary or permanent discontinuance or unavailability of any Relevant Exchange.

"Underlying Index Sponsor" means the entity that regularly calculates and publishes the Underlying Index Level which as of the Index Live Date was MSCI, Inc.

Change in Methodology of EMERALD EM

In calculating and determining the value of EMERALD EM, the Index Sponsor will, subject to the provisions below, employ the methodology described above. The application of such methodology by the Index Sponsor will be conclusive and binding. While the Index Sponsor currently employs the above described methodology to calculate EMERALD EM, no assurance can be given that fiscal, market, regulatory, juridical, financial or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting transactions on the same or similar terms to any financial instrument for which values will be derived from the iShares® MSCI Emerging Markets Index Fund and its volatility including options and swaps based on the iShares® MSCI Emerging Markets Index Fund) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and the Index Sponsor will be entitled to make any such modification or change if necessary in order for EMERALD EM to be calculable. The Index Sponsor may also make modifications to EMERALD EM to correct any manifest or proven error or to cure, correct or supplement any ambiguity or defective provision contained in this description.

Availability and Publication of EMERALD EM Closing Level and Adjustments

The EMERALD EM closing level will be published on Bloomberg under the title “Deutsche Bank EMERALD EM”.  The Bloomberg page relating to EMERALD EM is “DBVEMREM”, or any successor to such page or service as selected by the Index Sponsor from time to time. Certain details as to levels of EMERALD EM and adjustments made in respect of EMERALD EM may be made available on such pages.

“Equity Mean Reversion Alpha Index Emerging Markets” or “EMERALD EM” is a proprietary index of Deutsche Bank. Any use of such index or its name must be with the consent of Deutsche Bank.

Historical Information

The S&P 500® Total Return Index

The following graph sets forth the historical performance of the S&P 500® Total Return Index from May 25, 2006 through May 25, 2011. The closing level of the S&P 500® Total Return Index on May 25, 2011 was 2,236.749. We obtained the historical closing levels of the S&P 500® Total Return Index from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the S&P 500® Total Return Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of the S&P 500® Total Return Index will result in the return of any of your initial investment.

EMERALD EM

EMERALD EM has existed only since January 13, 2011 and publication of EMERALD EM began on January 13, 2011. The historical performance data below from January 13, 2011 through May 25, 2011 represent the actual performance  of EMERALD EM. The performance data prior to January 13, 2011 reflect a retrospective calculation of the levels of  EMERALD EM using archived data and the current methodology for the calculation of EMERALD EM. The closing level of EMERALD EM on May 25. 2011 was 210.55. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD EM was possible at any time prior to January 13, 2011. The historical levels of EMERALD EM should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of EMERALD EM will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the S&P 500® Total Return Index (“S&P 500® Total Return Index”) and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”). The securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Market Disruption Events

With respect to the S&P 500® Total Return Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500® Total Return Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•
a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500® Total Return Index (or the relevant Successor Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500® Total Return Index (or the relevant Successor Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event with respect to the S&P 500® Total Return Index exists at any time, if trading in a security included in the S&P 500® Total Return Index (or the relevant Successor Index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500® Total Return Index (or the relevant Successor Index) shall be based on a comparison of:

•	the portion of the level of the S&P 500® Total Return Index (or the relevant Successor Index) attributable to that security, relative to

•	the overall level of the S&P 500® Total Return Index (or the relevant Successor Index),

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the S&P 500® Total Return Index has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•
limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the S&P 500® Total Return Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the S&P 500® Total Return Index; and

•    a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the S&P 500® Total Return Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

With respect to EMERALD EM, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a Disruption Event, a Force Majeure Event, or an Underlying Index Event (as such terms are defined above under “EMERALD EM – Definitions”) materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

If a closing level for a Basket Index is not available on the Final Valuation Date or Redemption Trigger Valuation Date due to the occurrence or continuation of a Market Disruption Event, then such Valuation Date for such Basket Index will be postponed to the next trading day upon which a Market Disruption Event with respect to such Basket Index is not occurring and a closing level for such Basket Index is available; provided that the determination of such closing level will not be postponed more than five trading days after the originally scheduled Valuation Date. If the closing level of a disrupted Basket Index has not been determined as described in the previous sentence by the fifth trading day after the originally scheduled Valuation Date, the Calculation Agent will determine such closing level in good faith and in a commercially reasonable manner. The closing level for a Basket Index not affected by a Market Disruption Event will be determined on the originally scheduled Valuation Date.

Upon postponement of any Valuation Date, the Maturity Date or Redemption Trigger Payment Date, as applicable, will be postponed in order to maintain the same number of business days that originally had been scheduled between such Valuation Date and the Maturity Date or Redemption Trigger Payment Date, as applicable.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

“Trading day” means, for the S&P 500® Total Return Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for the S&P 500® Total Return Index, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time. For EMERALD EM, “trading day” has the meaning set forth above under “EMERALD EM – Definitions.”

“Relevant Exchange” means, for the S&P 500® Total Return Index, the primary organized exchanges or markets of trading, as determined by the Calculation Agent, for (i) any security or other component then included in the S&P 500® Total Return Index, or (ii) any futures or options contract or fund related to the S&P 500® Total Return Index or to any security or other component then included in the S&P 500® Total Return Index. For EMERALD EM, “Relevant Exchange” has the meaning set forth above under “EMERALD EM – Definitions.”

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any closing level will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on any date on which a value for such Basket Index must be taken for the purposes of the security, including any Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities or securities.

If the sponsor discontinues publication of a Basket Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the Calculation Agent will determine the closing level for such Basket Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising such Basket Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that the level of such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to such Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level with reference to such Basket Index or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or Successor Index is modified so that the level of such Basket Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index or Successor Index), then the Calculation Agent will adjust such Basket Index or Successor Index in order to arrive at a level as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the “Calculation Agent” for the securities. The Calculation Agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event or a discontinuation of a Basket Index and whether there has been a material change in the method of calculating a Basket Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon a Redemption Trigger Event on or prior to 11:00 a.m. on the business day preceding the Maturity Date or Redemption Trigger Payment Date, as applicable.

All calculations with respect to the levels of the Basket Indices will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security, if any, at maturity or upon a Redemption Trigger Event will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies only to an investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the securities as a part of a straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or individual non-U.S. holders (as defined below) who are present in the United States for 183 days or more in the taxable year in which their securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities (including upon a Redemption Trigger Event), you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities other than the Redemption Amount. In addition, any income on the sale, exchange or retirement of the securities would be ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Even if the securities are treated as prepaid financial contracts, you might be required to include amounts in income during the term of the securities and/or to treat all or a portion of the gain or loss on the sale or retirement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reconstitution, resetting, recomposition or change in methodology of or substitution of a successor to a Basket Index or index constituent could result in a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Legislation Enacted in 2010

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities (including upon a Redemption Trigger Event) should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you may be subject to withholding if you do not provide a properly executed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Tax Consequences Under Possible Alternative Treatments. If the securities were treated as indebtedness, any income from the securities would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i) you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person or otherwise satisfied applicable requirements; and (ii) any income from the securities was not effectively connected with your conduct of a trade or business in the United States. As a practical matter, you may be subject to withholding unless you provide an IRS Form W-8BEN (or W-8ECI, if appropriate).

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice.

It is possible that the IRS will determine, based on legislation enacted in 2010, that the payment of the portion of the Redemption Amount deemed attributable to dividend payments made by U.S. corporations (or the receipt of sales proceeds deemed attributable to such dividend payments) constitutes U.S.-source dividend income, subject to U.S. withholding tax at a rate of 30% (or a lower treaty rate, if applicable), possibly on a retroactive basis.  Alternatively, withholding tax might be due each time the S&P 500 Total Return Index is adjusted to reflect underlying dividends, even though you would not receive a cash payment at that time, in which case we may deduct the amount of any such tax from amounts subsequently payable with respect to your securities.  In either case, we would not pay any additional amounts on account of any such withholding tax.  You should consult your tax adviser regarding the possible imposition of withholding tax under this legislation.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The issue price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon early redemption pursuant to the occurrence of a Redemption Trigger Event. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or its constituents. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Basket Indices or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI may pay referral fees to other broker-dealers of 0.50% or $5.00 per $1,000 Face Amount of securities. DBSI may pay custodial fees to other broker-dealers of 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The issue price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority (FINRA) regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.